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                      MERISTAR HOSPITALITY CORPORATION               EXHIBIT 12
                   STATEMENT REGARDING COMPUTATION OF RATIOS

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                                                           Year Ended December 31,
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                                        1994(1)         1995          1996           1997           1998
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
Income before minority
 interests, income tax expense
 and extraordinary items (2)             $   -        $    213       $ 6,988       $ 40,488       $ 69,528

Fixed charges:
 Interest expense                            -           2,673        12,784         61,512         64,378
 Interest capitalized                        -              67           461            442          5,182
 Amortization of debt expense                -             131           986            920          1,635
 Preferred distributions to
 minority interests                          -               -             -            488            650
 Rent deemed as interest                     -              16            22             26             11
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 Total fixed charges                         -           2,887        14,253         63,388         71,856
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Income before minority interest,
 income tax expense,
 extraordinary items and fixed
 charges (excluding capitalized
 interest and preferred
 distributions to minority                   -           3,033        20,780        102,946        135,552
 interests)

Divided by fixed charges                     -           2,887        14,253         63,388         71,856

Ratio of earnings to fixed                   -            1.05x         1.46x          1.62x          1.89x
 charges

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(1)  Prior to 1995, the Company's predecessor entities had no fixed charges and therefore the ratio of earnings to fixed charges was not applicable.

(2) This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.